EXHIBIT 99

Name and Address of Reporting Person:

Garry K. McGuire

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

10/25/2006

On October 25, 2006, 150,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold at prices ranging from $12.69 to $12.82 per share.  Set forth below is a list of sales that were executed along with the corresponding selling prices:

Qty   Price

10700  12.71

9500  12.79

20000  12.69

1400  12.70

1600  12.78

11100  12.76

56900  12.75

27400  12.73

600  12.72

2100  12.74

3800  12.80

800  12.81

200  12.82

3900  12.77